Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Stephen C. Jumper, CEO and President
James K. Brata, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2017 RESULTS

MIDLAND, Texas, May 4, 2017/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its first quarter ended March 31, 2017.

For the quarter ended March 31, 2017, the Company reported revenues of $41,927,000 as compared to $47,055,000 for the quarter ended March 31, 2016. For the first quarter of 2017, the Company reported a net loss of $9,154,000 or $0.42 loss per share attributable to common stock, as compared to a net loss of $8,600,000 or $0.40 loss per share attributable to common stock for the first quarter of 2016. The Company reported negative EBITDA of $1,859,000 for the quarter ended March 31, 2017 compared to EBITDA of $2,509,000 for the quarter ended March 31, 2016.

During the first quarter of 2017, the Company operated three crews early in the quarter and up to a maximum of eight crews in the United States (“U.S.”) and Canada. The Company experienced a stronger than anticipated Canadian winter season, which has now concluded, that was offset by lower than expected utilization in the U.S. early in the quarter.

Capital expenditures for the first three months of 2017 were $3,967,000, primarily composed of replacement vehicles and seismic data acquisition equipment. The Company anticipates a capital budget for 2017 to be at maintenance levels below the $10 million approved by our board of directors. The Company’s balance sheet remains strong with $43,820,000 of cash and short term investments, $55,943,000 of working capital, which includes $1,504,000 of debt and capital lease obligations as of March 31, 2017.

Stephen C. Jumper, President and Chief Executive Officer, said, “While demand for seismic services in North America remains soft, early signs of strengthening in response to improving oil prices have started to take hold. The recent oil price improvements have led to some increases in drilling and completion activity, primarily in concentrated areas of the Permian and Delaware basins of West Texas. During the second quarter of 2017, we anticipate operating four to six crews in the U.S., including two to four of our crews in the Delaware and Permian basins, with variable utilization of those crews. Visability beyond the second quarter of 2017 remains unclear. While further improvement in oil and gas prices will likely be necessary in order to meaningfully increase crew counts outside of the Permian and Delaware basins, we continue to examine and implement strategies designed to help increase the production economics for our clients. Even in today’s difficult environment, exploration and production operators continue to turn to Dawson Geophysical for high resolution 3D images, which help operators avoid geo-hazards, identify the most productive portions of the reservoir and lower their overall development costs.

We continue to implement processes and strategies designed to further strengthen our operations and financial performance. In March 2017, we sold our dynamite energy source drilling operation, which was acquired as part of our February 2015 merger with TGC Industries, Inc., for a gain on the sale of approximately $1.45 million to a long-term service provider. As part of our cost control efforts, the sale decision was based primarily on the reduced level of activity and demand for services of that unit. We continue to evaluate levels of all in-house service offerings. Our current employee count now stands below 700. With our on-going cost control initiatives, strong balance sheet and experienced personnel, we continue to maintain our position as a leading onshore seismic data acquisition company in North America.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its first quarter 2017 financial results on May 4, 2017 at 9 a.m. CT. Participants can access the call at 1-877-675-4753 (US) and 1-719-325-4838 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through June 4, 2017 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 8768933. The webcast will be recorded and available for replay on Dawson’s website until June 4, 2017.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or dayrate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 13, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016

Operating revenues	$41,927	$47,055
Operating costs:
Operating expenses	39,537	40,081
General and administrative	4,355	5,560
Depreciation and amortization	10,176	12,045
	54,068	57,686

Loss from operations	(12,141)	(10,631)

Other income (expense):
Interest income	80	64
Interest expense	(22)	(96)
Other income	106	1,095
Loss before income tax	(11,977)	(9,568)

Income tax benefit	2,823	968

Net loss	(9,154)	(8,600)

Other comprehensive income:
Net unrealized income on foreign exchange rate translation, net	97	719

Comprehensive loss	$(9,057)	$(7,881)

Basic loss per share attributable to common stock	$(0.42)	$(0.40)

Diluted loss per share attributable to common stock	$(0.42)	$(0.40)

Weighted average equivalent common shares outstanding	21,659,539	21,629,817

Weighted average equivalent common shares outstanding — assuming dilution	21,659,539	21,629,817

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,820	$14,624
Short-term investments	16,000	40,250
Accounts receivable, net	24,034	16,031
Current maturities of notes receivable	391	—
Prepaid expenses and other current assets	5,378	4,822

Total current assets	73,623	75,727

Property and equipment, net	104,141	110,917

Notes receivable less current maturities	1,241	—

Intangibles	492	487

Long-term deferred tax assets, net	541	535

Total assets	$180,038	$187,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,431	$5,617
Accrued liabilities:
Payroll costs and other taxes	2,795	885
Other	3,586	2,983
Deferred revenue	2,364	3,155
Current maturities of notes payable and obligations under capital leases	1,504	2,357

Total current liabilities	17,680	14,997

Long-term liabilities:
Deferred tax liabilities, net	148	146
Other accrued liabilities	174	1,639

Total long-term liabilities	322	1,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,726,714 and 21,704,851 issued, and 21,678,269 and 21,656,406 shares outstanding at March 31, 2017 and December 31, 2016, respectively	217	217
Additional paid-in capital	143,227	142,998
Retained earnings	20,091	29,265
Treasury stock, at cost; 48,445 shares at March 31, 2017 and December 31, 2016	—	—
Accumulated other comprehensive loss, net	(1,499)	(1,596)

Total stockholders’ equity	162,036	170,884

Total liabilities and stockholders’ equity	$180,038	$187,666

Reconciliation of EBITDA to Net loss

(amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net loss	$(9,154)	$(8,600)
Depreciation and amortization	10,176	12,045
Interest (income) expense, net	(58)	32
Income tax benefit	(2,823)	(968)
EBITDA	$(1,859)	$2,509

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

(amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net cash (used in) provided by operating activities	$(6,749)	$8,763
Changes in working capital and other items	5,148	(6,057)
Noncash adjustments to net loss	(258)	(197)
EBITDA	$(1,859)	$2,509